Exhibit 10.1

ASSET PURCHASE AGREEMENT

SELLER: Hines Nurseries, Inc.

TARGET: SC Hines Trenton Nursery

BUYER: Palmetto Perennials, LLC

REAL ESTATE LLC: Layman Holdings, LLC

DATE: August 29, 2007

THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE SOUTH CAROLINA UNIFORM ARBITRATION ACT PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AS MODIFIED PURSUANT TO SECTION 10.9 HEREIN.

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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TABLE OF DEFINED TERMS

Term	Section or Exhibit

“AAA”	Section 10.9

“Assets”	Section 1.1

“Assumed Contracts”	Section 1.2

“Business”	Preliminary Statement

“Buyer”	Introduction

“Buyer Parties”	Introduction

“CERCLA”	Section 5.16

“Closing”	Section 3.1

“Code”	Section 3.4.1(a)

“Dispute”	Section 10.9

“ERISA”	Section 3.4.1(a)

“Escrow Agreement”	Section 2.1

“Escrow Fund”	Section 2.1

“Excluded Assets”	Schedule 1.3

“Excluded Business”	Preliminary Statement

“Excluded Contracts”	Section 1.2

“Excluded Liabilities”	Section 4

“Hired Employees”	Section 3.4.1(a)

“Holdback”	Section 2.3

“Indemnity Damages”	Section 8.1

“Intellectual Property”	Schedule 1.1.5

“IRS”	Section 5.13

“Permitted Exceptions”	Section 3.3.2(c)

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“Plans”	Section 3.4.1(a)

“Pre-Closing Period”	Section 5.18

“Purchase Price”	Section 2

“RCRA”	Section 5.16

“Real Estate LLC”	Introduction

“Real Property”	Section 1.4

“Rules”	Section 10.9

“SARA”	Section 5.16

“Seller”	Introduction

“SuperFund”	Section 5.16

“Tax Returns”	Section 5.13

“Taxes”	Section 5.13

“Title Commitment”	Section 3.3.2(a)

“Title Company”	Section 3.3.2(a)

“Transaction Documents”	Section 5.2

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THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE SOUTH CAROLINA UNIFORM ARBITRATION ACT PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AS MODIFIED PURSUANT TO SECTION 10.9 HEREIN.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, is made and entered into as of the 29th day of August, 2007, by and among Hines Nurseries, Inc., a California corporation (“Seller”); Palmetto Perennials, LLC, a South Carolina limited liability company (“Buyer”); and Layman Holdings, LLC, a South Carolina limited liability company (the “Real Estate LLC”, and collectively with Buyer, “Buyer Parties”).

Preliminary Statement

Seller owns and operates, among other operations, a nursery business selling plants and related products and services at its facilities located on Highway 25 (Trenton) and Highway 191 (Mill Creek) in Edgefield County and known as the SC Hines Trenton Nursery (collectively, the “Business”). Seller has operated the Business continuously since August 1996. Seller also operates seven (7) commercial nursery facilities located in Arizona, California, Oregon and Texas (collectively, the “Excluded Business”). The Excluded Business is not a part of the “Business” for purposes of this Agreement.

Seller desires to sell, and Buyer and the Real Estate LLC desire to purchase, substantially all assets of Seller used in the conduct of the Business, including without limitation the fixtures and equipment (including without limitation approximately 5,000 to 6,000 racks); all supplies, work-in-process, and inventory (including without limitation all pots on hand, all perennials and other saleable plants, and all pots and supplies on order); all the trade names and trademarks of the Business (including without limitation “Iverson Perennials” and excluding names and marks using the word “Hines” or any derivations thereof); selected customer contracts, purchase orders, and operating contracts and leases of the Business approved for transfer by Seller and Buyer and applicable lessors, if any; selected other assets and rights used in the operation of the Business; and the real estate and improvements where the Business is currently operated, in each case, pursuant to the terms hereof. In connection with such purchase, Buyer will also assume certain identified liabilities, and only such identified liabilities, of the Business as set forth herein.

NOW, THEREFORE, in consideration of the premises hereof, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms, conditions, and exceptions set forth below, the parties hereto agree as follows:

Statement of Agreement

1.    Sale of Assets.

1.1  Transfer of Assets from Seller. At the Closing, for the consideration herein provided, Seller shall convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the Seller’s right, title and interest in and to the following assets that are used in the Business (but excluding the Excluded Assets (as defined in Section 1.3)) (collectively the “Assets”):

1.1.1  All of Seller’s plant, machinery, equipment (including, without limitation, not fewer than 5,000 racks), tools, instruments, spare parts, trucks, forklifts and other vehicles, furniture, fixtures, furnishings, office equipment, computer hardware, and supplies used solely in connection with the Business, including (without limitation) those items described in Schedule 1.1.1.

1.1.2  All of Seller’s cellular telephone numbers described in Schedule 1.1.2.

1.1.3  [RESERVED].

1.1.4  All of Seller’s supplies, raw materials, items on order, work-in-process, finished goods, and other inventory (including without limitation all pots on hand, all perennials and other saleable plants, and all pots and supplies on order), at Seller’s Real Property, or elsewhere, with respect to the Business. See Schedule 1.1.4 for a report of Seller’s inventory as of Closing.

1.1.5  All of Seller’s trademarks (including without limitation “Iverson Perennials” and excluding names and marks using the word “Hines” or any derivations thereof), service marks, and trade names used solely in connection with the Business described in Schedule 1.1.5 (collectively the “Intellectual Property”).

1.1.6  All of Seller’s Zebra printers and related label matrix software used solely in the Business listed in Schedule 1.1.6, and all “off the shelf” local software listed in Schedule 1.1.6, used in the Business and located at the Real Property, but excluding any of Seller’s proprietary software and any software subject to a license that applies to all of Seller’s facilities (collectively, the “Software”).

1.1.7  To the fullest extent permitted by law, the other assets listed in Schedule 1.1.7.

1.2  Assumed Contracts. Seller shall assign all of its rights and obligations, and Buyer Parties (as applicable) shall assume and agree to pay, perform or otherwise discharge as the same shall become due in accordance with the respective terms, all liabilities and obligations under the agreements, contracts, and arrangements listed in Schedule 1.2 (collectively the “Assumed Contracts”); provided however, that anything contained in this Agreement to the contrary notwithstanding, Buyer Parties shall assume only obligations maturing on or after the time of completion of Closing under or with respect to the Assumed Contracts. Seller shall retain all contacts associated with the Business other than the Assumed Contracts (the “Excluded Contracts”).

1.3  Excluded Assets. Anything contained in this Agreement to the contrary notwithstanding, the parties acknowledge and agree that Seller will not sell, assign, or convey to Buyer, and Buyer will not acquire, any right, title, or interest whatsoever in or to, or obligation for, any asset or contract related to the Business other than Assets described in Section 1.1 and Assumed Contracts described in Section 1.2 or any inventory, property, item, cash, accounts receivable, deposits, security deposits, prepaid assets, contract, agreement or other asset of Seller related to the Excluded Business (collectively, “Excluded Assets”). The term “Assets” as used herein shall not include the Excluded Assets. Seller will make reasonable efforts to complete removal of tangible personal property constituting portions of the Excluded Assets located at the Premises, if any, within ten (10) business days after Closing. Buyer shall not be an insurer of the safety or condition of the Excluded Assets after Closing; and Seller shall retain the risk of loss with respect to any Excluded Assets after Closing.

1.4  Transfer of Real Property by Seller. At the Closing, for the consideration herein provided, Seller shall convey, transfer, assign, and deliver to Real Estate LLC, and Real Estate LLC shall purchase and accept from Seller, all of the Seller’s right, title and interest in and to the real property described on Schedule 1.4, together with all rights whatsoever, including any improvements, trees, riparian, oil, gas and mineral rights, privileges, easements, interests and appurtenances thereto (collectively, the “Real Property”).

1.5  Method of Transfer. The aforesaid transfer and sale will be evidenced by appropriate bills of sale, assignments, deeds, titles, leases, subleases, and other instruments executed and delivered by Seller to Buyer Parties at Closing, as set forth in this Agreement.

1.6  Possession. Buyer Parties shall take, and Seller shall deliver, possession of the Assets, the Assumed Contracts and Real Property, at Closing.

2.    Purchase Price for Assets. The aggregate purchase price (the “Purchase Price”) for the Assets, the Assumed Contracts and the Real Property shall be paid, allocated and held as follows:

2.1  Cash Payment. Buyer Parties shall pay to Seller, in cash or other immediately available funds at Closing an amount equal to Five Million Two Hundred Thousand and No/100 Dollars ($5,200,000.00), and Buyer shall direct Wachovia Bank, N.A. to deliver to Seller at Closing the Five Hundred Thousand and No/100 Dollars ($500,000.00) held in escrow by Wachovia Bank, N.A. pending Closing (the “Deposit”). Buyer shall be entitled to retain all interest earned on the Deposit. In addition to the other customary Closing disbursements disclosed in the Closing Statement to be executed by Buyer Parties and Seller at Closing, Seller shall require that $31,309.16 (the “Escrow Fund”) of the proceeds be paid to Fidelity National Insurance Company Title Company under that certain Agreement with Deposit to Protect Against Defects in Title (the “Escrow Agreement”), to be executed and delivered by Seller to Title Company at Closing.

2.2  Allocations. The parties agree that the purchase price for the Assets, the Assumed Contracts and the Real Property shall be allocated, and the transaction shall be reported on all tax returns (including IRS Form 8594), as provided in Exhibit 2.2.

2.3  Holdback. Notwithstanding anything contained in this Agreement to the contrary, to the extent that fewer than 5,000 racks shall be at the Real Property at Closing, (i) Buyer Parties shall retain Fifty Thousand and No/100 Dollars ($50,000.00) (the “Holdback”) of the purchase price set forth in Section 2.1 until such time that Seller has delivered to Buyer at the Real Property, at Seller’s expense, 5,000 racks in the aggregate, and (ii) Buyer Parties shall provide to Seller a grace period of 60 days after the completion of the Closing (the “Grace Period”) to deliver such 5,000 racks to Buyer at the Real Property. Upon Buyer’s receipt of 5,000 racks, Buyer shall promptly remit to Seller the Holdback in cash or other immediately available funds. If Seller has not delivered to Buyer 5,000 racks in the aggregate within the Grace Period, Buyer shall be entitled to retain the Holdback. Seller and Buyer Parties agree that 4,497 racks were delivered to Buyer at the Real Property at Closing.

3.    Closing.

3.1  Closing Date. The closing of the sale and purchase of the Assets, the Assumed Contracts and the Real Property and related transactions (the “Closing”) shall take place on August 29, 2007 at 10:00 a.m., at the offices of Nexsen Pruet, LLC, 1230 Main Street, Suite 700, Columbia, South Carolina, or at such other time or place as may be mutually agreed by the parties in writing. The parties intend to accommodate a remote closing to the extent practicable through the use of email, facsimile, and wire transfer.

3.2  Transactions at Closing. At the Closing:

3.2.1  The Buyer Parties shall deliver to Seller the Purchase Price via wire transfer in immediately available funds to such bank account as directed by Seller.

3.2.2  Seller shall deliver to Buyer the bill(s) of sale for tangible personal property and fixtures composing portions of the Assets in form and substance reasonably agreed to between Seller and Buyer.

3.2.3  Seller shall deliver to Real Estate LLC one or more deeds for the Real Property in form and substance reasonably agreed to between Seller and Real Estate LLC (collectively, the “Deeds”).

3.2.4  Seller shall deliver to Buyer an assignment of all intangible personal property comprising portions of the Assets, in form and substance reasonably agreed to between Seller and Buyer, together with valid written consents to assignment as required.

3.2.5  Seller shall deliver, or cause to be delivered, to Buyer valid assignments, licenses, or sublicenses of all Intellectual Property in suitable form for recordation or filing, as applicable, and in form and substance reasonably agreed to between Seller and Buyer.

3.2.6  Seller shall deliver to Buyer certificates, vehicle titles, and other instruments required to effect the sale of Assets contemplated hereby, in form and substance reasonably agreed to between Seller and Buyer.

3.2.7  Buyer shall deliver to Seller an assumption agreement of all Assumed Contracts, if any, in form and substance reasonably agreed to between Seller and Buyer, together with valid written consents to assignment as required.

3.2.8  Seller shall deliver to Buyer copies of duly filed UCC termination statements (or UCC termination statements duly authorized for filing), lease termination statements, and mortgage, mechanics lien, and other lien satisfactions, estoppel certificates, and other documents, as are reasonably agreed to by Buyer and Seller to evidence Seller’s clear and marketable title to the Assets and the Real Property in accordance with this Agreement.

3.2.9  Seller shall deliver to Buyer any and all other instruments required, including customary title insurance certificates and affidavits, to effect the conveyance of title to the Assets and Real Property in accordance with Section 3.3.

3.2.10  Seller shall deliver to Buyer an officer’s certificate for Seller in form and substance reasonably agreed to between Seller and Buyer.

3.2.11  Buyer Parties shall cause the delivery of a duly executed Guaranty dated as of the date hereof, by Layman Wholesale Nurseries, Inc., in form and substance reasonably agreed to between Seller and Buyer.

3.2.12  Each of the Buyer Parties shall deliver to Seller a manager’s certificate for each respective Buyer Party in form and substance reasonably agreed to between Seller and the Buyer Parties.

3.2.13  Buyer may, subject to the exercise of Buyer’s sole discretion, offer immediately or thereafter to hire any or all employees of Seller directly and primarily associated with the Business. Buyer shall be obligated to hire only those employees of Seller which Buyer elects in its sole discretion to hire; provided however, Buyer shall not assume any liability whatsoever which arose out of or is related to Seller’s employment of any employee, and Buyer shall not assume any liability whatsoever to any employee of Seller not hired by Buyer. Seller will be responsible for: (i) paying and reporting all costs and liabilities, including but not limited to compensation, vacation pay, severance, federal and state withholding taxes, federal and state unemployment taxes, employee benefit costs and employee benefit continuation obligations, and worker’s compensation claims incurred or accrued prior to Closing; (ii) the giving of all COBRA and related notices and benefits; and (iii) the giving of all federal WARN Act notices, if any, and notices required by any similar state statute or regulation, including without limitation S.C. Code Ann. §41-1-40. Seller will release all employees subsequently hired by Buyer from any employment and/or confidentiality or non-competition agreement previously entered into by Seller and such employees or, at the request of Buyer, will assign such agreements to Buyer. The parties agree that this transaction is intended to qualify under the exclusion of 29 U.S.C.A. §2101(b)(1) and shall cooperate reasonably in satisfying the requirements to so qualify.

3.2.14  Seller and Buyer Parties shall cooperate in the recording and/or filing of all Deeds, mortgage satisfactions, UCC termination statements, and all other documents required to be filed in connection with the Closing.

3.2.15  Seller shall execute and deliver the Escrow Agreement, and deliver the Escrow Fund, to Title Company at Closing.

3.2.16  The parties will take such other actions required at Closing by this Agreement.

3.3  Conditions of Title.

3.3.1  Operating Assets. At Closing, Seller shall convey marketable title to the Assets (other than the Real Property) by appropriate instruments of conveyance free and clear of all security interests, claims, liens, and encumbrances except: (a) taxes, assessments or governmental charges or levies which are not yet due (which shall be prorated as provided in Section 7 of this Agreement); and (b) as provided in Schedule 3.3.1.

3.3.2  Real Property; Title and Survey Matters.

(a)  Receipt. Real Estate LLC has been provided with a title insurance commitment covering the Real Property, together with complete copies of all instruments referred to therein as exceptions to title (collectively the “Title Commitment”) prepared by Fidelity National Title Insurance Company (“Title Company”) as follows: title commitment no. 24050-585.

(b)  Prior to the execution of this Agreement, Real Estate LLC has had an opportunity to review and approve: (a) the Title Commitments and all supplements thereto, and all exceptions to title referred to therein, (b) all additional matters, if any, affecting title to the Real Property disclosed by Seller to Real Estate LLC in writing, and (c) all matters which would be disclosed by ALTA surveys of the Real Property prepared in accordance with the 2005 Minimum Detail Requirements for ALTA/ACSM Land Title Surveys (collectively, “Title and Survey Matters”). Real Estate LLC has had the opportunity, at its sole cost and expense, to obtain surveys of the Real Property. In no event shall Real Estate LLC’s obtaining of such survey(s) be a condition precedent to Real Estate LLC’s obligations hereunder. In the event that Real Estate LLC obtains any survey(s), it shall promptly provide Seller with a copy of such survey(s). By its execution of this Agreement, Real Estate LLC has hereby approved all Title and Survey Matters and Real Estate LLC further acknowledges and agrees that Real Estate LLC shall not have any right to terminate this Agreement regarding any of the Title and Survey Matters; provided, however, Seller shall cause the following exceptions to title to the Real Property to be removed prior to the Closing (collectively, the “Disapproved Exceptions”): monetary encumbrances on the Real Property caused by or at the direction of Seller but expressly excluding (x) real property taxes and assessments constituting a lien not yet due and payable and (y) liens and encumbrances caused or permitted to occur by Real Estate LLC in connection with Real Estate LLC’s entry upon and inspection of the Real Property.

(c)  Real Estate LLC shall be obligated to accept title to the Real Property subject only to the following exceptions to title (collectively, the “Permitted Exceptions”): (a) ad valorem real estate taxes and assessments for the year 2007 and subsequent years, a lien not yet due and payable; (b) the lien of supplemental taxes assessed with respect to matters occurring on or after the Closing Date; (c) the printed exceptions which appear in the Owner’s Title Policies issued by the Title Company; (d) all Title and Survey Matters approved or deemed approved by Real Estate LLC pursuant to this Agreement; and (e) any matters affecting the Real Property which are created by or with the consent of Real Estate LLC, including, without limitation, any matters relating to entitlements sought by Real Estate LLC prior to the Closing. Conclusive evidence of the availability of such title shall be the irrevocable commitment of the Title Company to issue to Real Estate LLC on the Closing Date an ALTA policy of title insurance for each of the Fee Properties

(“Owner’s Title Policies”) in the amount of the Purchase Price allocated to the applicable the Real Property in Section 2.2, respective, which Owner’s Title Policies shall reflect that title to the Real Property is vested of record in Real Estate LLC, subject only to the Permitted Exceptions. In the event that Real Estate LLC desires any endorsements to the Owner’s Title Policies, Real Estate LLC shall separately negotiate such endorsements with the Title Company and notwithstanding anything else to the contrary herein, Real Estate LLC’s obligations under this Agreement shall not be conditioned or contingent on Real Estate LLC obtaining the issuance of any such endorsements, and the Closing shall not be delayed for Real Estate LLC’s failure to obtain the issuance of any such endorsements. Notwithstanding the foregoing, Real Estate LLC’s acceptance of a title policy in any form other than the form of Owner’s Title Policy described above shall be deemed to be Real Estate LLC’s acceptance of title to the Real Property, subject to any exceptance set forth in such title policy.

3.4  Transactions Subsequent to Closing.

3.4.1  Employment Matters.

(a)  Employee Benefit Plans. Effective as of Closing, all employees of the Business hired by Buyer in Buyer’s discretion pursuant to Section 3.2.13 (the “Hired Employees”) shall cease to be active participants in any “employee benefit plan”, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of Seller (collectively the “Plans”), in accordance with the terms of the Plans and applicable laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”). Seller shall retain liability for all claims incurred by employees of Seller (and their enrolled dependents) under the Plans prior to Closing. Buyer shall be liable for all claims incurred by Hired Employees (and their enrolled dependents) after Closing, but only to the extent covered under the employee welfare benefit plans of Buyer on and after Closing. For purposes of this Section 3.4.1(a), a claim shall be deemed to have been incurred on the earlier of the date the service was rendered or the date of submission of a claim related thereto.

(b)  Seller Responsibility. Seller shall make all severance, vacation, or related payments to any employees directly and primarily associated with the Business entitled to same or as required by law, and shall make available group health insurance coverage to any former employee of Seller entitled thereto pursuant to COBRA at such employee’s cost as required by law.

(c)  Non-Solicitation. Except as provided in Section 3.2.15, from the date hereof to the first anniversary of the date of Closing, neither Seller nor any affiliate of Seller shall solicit or encourage any employee of Buyer to leave the employ of, or cease to be under contract to, Buyer; provided, however, that this Section shall not prohibit any customary advertisement in a newspaper or trade journal of general circulation or general solicitation through an independent search firm (or hiring as a result thereof) seeking in the ordinary course of business applicants for job openings for Seller so long as such customary advertisements and general solicitations are not by content or otherwise specifically directed to the employees of Buyer.

3.4.2  Taxes. Seller shall file such tax returns and reports, and pay such taxes, as are required for periods ending with the Closing.

3.4.3  [RESERVED].

3.4.4  Excluded Assets. Seller or its respective designees shall remove the tangible personal property constituting portions of the Excluded Assets from the Premises, and Buyer shall cooperate with such removal, as provided in Section 1.3.

3.4.5  Books and Records.

(a)  Seller shall preserve all books and records relating to the Business, which are not transferred to Buyer hereunder, for a period of at least three (3) years and shall make same reasonably available to Buyer and Buyer’s representatives for inspection to the extent reasonably requested by Buyer in connection with (a) any audit or other investigation by any governmental authority, (b) preparation by Buyer of tax returns or any other reports or submissions to any governmental entity required to be made by Buyer, (c) review of accounting records in order to reconcile any payments received pursuant to Section 3.4.8; provided that such cooperation and availability of information do not unreasonably interfere with the normal business of Seller and provided, further, that Buyer reimburses Seller for any necessary third-party expenses reasonably incurred to provide such information, or (d) any dispute with a third party with respect to the Assumed Contracts, or with respect to any aspect of the Business if such dispute relates in whole or in part to events, acts, or omissions prior to Closing.

(b)  Buyer shall preserve all books and records relating to the Business, which are transferred to Buyer hereunder, for a period of at least three (3) years and shall make same reasonably available to Seller and Seller’s representatives for inspection the extent reasonably requested by Seller in connection with (a) any audit or other investigation by any governmental authority, (b) preparation by Seller of tax returns or any other reports or submissions to any governmental entity required to be made by Seller, (c) review of accounting records in order to reconcile any payments received pursuant to Section 3.4.8; provided that such cooperation and availability of information do not unreasonably interfere with the normal business of Buyer and provided, further, that Seller reimburses Buyer for any necessary third-party expenses reasonably incurred to provide such information, or (d) any dispute with a third party with respect to the Assumed Contracts, or with respect to any aspect of the Business if such dispute relates in whole or in part to events, acts, or omissions after Closing.

3.4.6  Trade Name. Seller shall discontinue commercial use of the Intellectual Property, except that Seller shall be entitled to continued reasonable use of the Intellectual Property for purposes of paying or terminating obligations, collecting receivables, concluding its affairs related to the Business, or completing other actions specifically contemplated by this Agreement.

3.4.7  [RESERVED].

3.4.8  Accounts Receivable. Buyer shall cooperate with Seller’s attempts to collect accounts receivable constituting portions of the Excluded Assets, and Buyer will receive in trust and promptly pay over to Seller any proceeds of such accounts receivable existing at Closing that are paid to Buyer after the Closing. Seller will receive in trust and promptly pay over to Buyer any proceeds of Buyer’s account receivable relating to periods after Closing. As between Seller and Buyer, payments by each customer will be applied to the specific invoice(s) identified by the customer in connection with such payment, and if no such identification is made, to such customer’s invoices in the chronological order in which they were issued, with the oldest invoice being paid first.

3.4.9  Transition. Seller will, at no cost to Buyer, cause Seller’s management team to be available to answer or discuss any questions or concerns of Buyer relating to the transition of the Assets and Real Property for a period of 60 days after Closing.

3.4.10  Racks. After Closing, Seller shall deliver to Buyer or make available for retrieval by Buyer from mutually convenient locations, at Buyer’s expense, all racks associated with the Business or the trademark “Iverson Perennials” which come into the possession or control of Seller.

3.4.11  Unusable Supplies, Labels, and Tags. After Closing, Buyer shall deliver to Seller or make available for retrieval by Seller from Buyer’s facility at the Real Property, at Seller’s expense, all supplies, labels, tags, and other inventory Assets that Buyer is unable to use in the Business after Closing, as agreed to by Buyer and Seller.

3.4.12  [RESERVED].

3.4.13  No Acceptance on Seller’s Behalf. Buyer Parties shall use commercially reasonable efforts not to accept delivery of goods shipped to, or ordered by or intended for Seller. Buyer Parties shall be responsible for all liabilities and obligations relating to or arising out of any goods shipped to, ordered by or intended for Seller which are accepted and retained by Buyer Parties, and to the extent that Seller has paid for any such goods accepted and retained by Buyer Parties, Buyer Parties shall promptly reimburse Seller for any such amounts. For all other goods shipped to, or ordered by or intended for Seller that Buyer accepts but does not wish to retain, Buyer shall notify Seller and make such goods available for pickup by Seller at Seller’s expense, and Seller shall remain responsible for all liabilities and obligations relating to or arising out of such goods.

3.4.14  Access to Premises. Buyer Parties agree, without cost, after the Closing, to permit Seller and a reasonable number of Seller’s employees, agents and representatives access to the Real Property during normal business hours and at other reasonable times for a proper purpose in order to perform post-closing activities; provided, however, that such access does not unreasonably interfere with the normal business of Buyer, and that Seller shall indemnify, defend and hold harmless Buyer Parties and their respective managers, members, employees, and agents from and against any and all claims for liabilities, issues, costs, expenses (including reasonable attorneys’ fees), damages, or injuries arising out of or related to such access to the Real Property. Seller shall provide Buyer Parties with one day prior written notice before any such access, and if required by Buyer Parties, Seller shall execute and deliver to Buyer Parties a customary confidentiality agreement in form and substance reasonably agreed to by Seller and Buyer Parties.

3.4.15  Delivery of Cisco Server. As soon as practicable after Closing, but in any event no later than 10 days after Closing, Seller shall deliver to Buyer one Cisco Series 2600 router with a fresh IOS.

4.    Debts and Liabilities. Except as specifically provided in Section 1.2, Seller shall remain responsible for, and Buyer Parties shall not assume any, and expressly disclaim all, obligations or liabilities of Seller, contingent or absolute, including (without limitation) liabilities for (i) federal or state income, property, payroll, withholding, sales or other taxes for any period, (ii) any tort, contract, warranty, statutory, or other liability resulting from or alleged to have resulted from the Business, Seller’s ownership of the Assets or the Real Property, or the operations of Seller prior to the Closing, except for Buyer’s obligations arising after Closing to perform certain obligations under the Assumed Contracts expressly assumed by Buyer hereunder, (iii) the Excluded Business, the Excluded Contracts, and Excluded Assets, (iv) all trade accounts payable and other current liabilities of Seller, (v) all long-term and other liabilities of Seller, including without limitation any and all secured indebtedness or other obligations, (vi) Seller’s employee benefit plans and employee benefit continuation obligations, and (vii) compliance or non-compliance with the Bulk Transfer provisions of the Uniform Commercial Code of any applicable jurisdictions and the payment of any liabilities imposed upon Seller or Buyer under such Bulk Transfer provisions (collectively, the “Excluded Liabilities”).

5.    Representations and Warranties of Seller. Seller hereby warrants and represents to Buyer Parties as follows:

5.1  Corporation’s Status and Standing. Seller is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of California and has all corporate power and authority to conduct its business as such business is now being conducted. Seller is duly qualified or licensed as a foreign corporation under the laws of all jurisdictions in which the ownership, leasing, or use of its assets or the conduct of its business require it to be so qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on the Business or the financial condition or operations of Seller. Seller is qualified to do business as a foreign corporation in South Carolina.

5.2  Authorization and Approval of Agreement. Seller has taken all corporate action necessary to authorize the execution and delivery of this Agreement and all agreements, instruments, or other documents executed in connection herewith (collectively with the Agreement, the “Transaction Documents”), and the consummation of the transactions contemplated hereby and thereby. All directors and the sole shareholder of Seller have been informed of, and consented to, the terms of the transactions contemplated hereby and thereby. Each of the representatives of Seller signing the Transaction Documents has full power and authority to execute the Transaction Documents on behalf of Seller in the indicated capacity and to consummate the transactions contemplated hereby and thereby. When executed and delivered by Seller, the Transaction Documents shall constitute valid and binding obligations of Seller enforceable in accordance with their terms and conditions, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) general principles of equity. Neither the execution nor the delivery of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the terms and conditions hereof or thereof, will result in the breach by Seller of, or will conflict with, any of the terms, conditions or provisions of (a) the articles of incorporation, bylaws, or any other organizational constitutive instrument of Seller, or (b) any agreement, mortgage, order, judgment, permit, authorization, or instrument to which Seller is a party, or by which it is bound, or constitute a default of such articles of incorporation, bylaws, other organizational or constitutive instrument, or agreement, mortgage, order, judgment, permit, authorization, or instrument.

5.3  Compliance with Laws. Except as set forth in Schedule 5.3, Seller is in material compliance with all laws, ordinances, and regulations that govern Seller’s ownership and use of the Assets, the Assumed Contracts and the Real Property and operation of the Business. Seller possesses and, except as described in Schedule 5.3, is in material compliance with, all licenses, permits, certificates, approvals, and other authorizations which are required in connection with its ownership, occupancy, and use of the Assets, the Assumed Contracts, the Real Property, and the operation of the Business, other than those licenses, permits, certificates, approvals, and other authorizations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a material adverse effect on the Business. Except as set forth in Schedule 5.3, no notice has been issued and, to the knowledge of Seller, no investigation or review is pending or threatened by any governmental entity (a) with respect to any alleged violation by Seller of any law, ordinance, regulation, order, policy, or guideline of any governmental entity with respect to the Assets, the Assumed Contracts, the Real Property, or the Business or (b) with respect to any alleged failure to possess, and to operate in accordance with, any permit, certificate, license, approval, or other authorization required in connection with ownership, occupancy, or use of the Assets, the Assumed Contracts or the Real Property, or the operation of the Business.

5.4  Title to Properties. Seller has good and marketable title to the Assets as required in Section 3.3, except for liens permitted therein. Based solely on Seller’s owner’s title insurance policies from Lawyers Title Insurance Corporation, to Seller’s actual knowledge, Seller has good, indefeasible, insurable (at standard title insurance rates), and marketable title to the Real Property, subject to the Permitted Exceptions. Except as set forth in Schedule 5.4, Seller is not indebted to any contractor, laborer, mechanic, materialman, or any other person or entity for work, labor, materials, or services in connection with the Assets or the Real Property for which such person or entity could claim a lien on the Assets or the Real Property. Except as described in Schedule 5.4, no officer, director, shareholder, or any relative of any such officer, director, or shareholder is a party to any material agreement with Seller relating to the Business or owns a material interest (except in the capacity as a director, shareholder, or employee) in any property, real, personal or mixed, tangible or intangible, which is used in the Business.

5.5  Litigation. Except as described in Schedule 5.5, no judicial, arbitration, administrative actions, or other legal proceedings are pending or, to Seller’s knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby or that relate to Seller with respect to the Business, the Assets, the Assumed Contracts or the Real Property, including but not limited to condemnation or bankruptcy proceedings. Except as described in Schedule 5.5, no material judgment, decree, injunction, ruling, or order of any court, governmental department, commission, agent, instrumentality, or arbitrator is outstanding against Seller which relates to the Business, the Assets, the Assumed Contracts or the Real Property; and Seller is not bound by any material judgment, decree, injunction, ruling, or order of any court, governmental department, commission, agency, instrumentality, arbitrator, or any other person which relates to the Business, the Assets, the Assumed Contracts or the Real Property.

5.6  Consents. No consent of any third party or governmental entity is required in connection with Seller’s conveyance, transfer, and assignment of the Assets or the Assumed Contracts to Buyer and Real Property to Real Estate LLC hereunder, except as set forth in Schedule 5.6; and to the extent so required, such consents shall be delivered by Seller to Buyer Parties at Closing.

5.7  Normal Course. Except as set forth in Schedule 5.7, Seller has operated the Business, Assets, and Real Property in the normal and ordinary course of business since June 30, 2007 and has paid or caused to be paid promptly when due taxes, charges, and assessments imposed upon or assessed against the Assets prior to Closing. Except as set forth in Schedule 5.7, since June 30, 2007, Seller has exercised its commercially reasonable efforts to preserve the goodwill of the Business and Seller’s relationships with the employees, customers, suppliers, and others having business relationships with the Business through Closing.

5.8  Creditors, Solvency, and Bankruptcy. Seller has no intent to hinder, delay, defraud, or avoid any obligation to any past, present, or future creditor in the transactions contemplated by this Agreement. Seller is not insolvent as of Closing and will not be rendered insolvent as a result of the transactions contemplated hereby. Seller has not initiated nor does it intend to initiate with respect to itself as debtor, nor has it had initiated against it nor does it expect to have initiated against it as debtor, any proceeding under federal or any state’s bankruptcy, insolvency or similar laws. As a result of the transactions contemplated in this Agreement, Seller will not become unable to pay in full all of its debts as they fall due in the usual course of business.

5.9  Labor and Employee Benefit Matters. Attached hereto as Schedule 5.9(a) is a true and complete list as of the date hereof, showing the names of all employees of Seller, their periodic salary or hourly rate of compensation, their position entitling them to such compensation, and identification of any employment contract with such employee. Seller is not a party to any agreement with any labor organization, and has no obligation to provide advance notice of termination or the transactions contemplated herein, or pay severance, to any employee except as set forth in Schedule 5.9(a). Except as described in Schedule 5.9(b), Seller sponsors no employee benefit plan and has not incurred any accumulated funding deficiency within the meaning of ERISA or any liability to the Pension Benefit Guaranty Corporation established under such Act, nor has any tax been assessed against Seller for the alleged violation of the Internal Revenue Code with respect to the Business or its operations. Buyer Parties shall incur no liability whatsoever in connection with any employee benefit plan of Seller. Seller has complied with all continuation health care and similar requirements (i.e., COBRA) of the Code and ERISA with respect to all current and former employees of the Business. Seller has complied with all notice and other requirements of the Federal WARN Act or any similar state law, including without limitation S.C. Code Ann. §41-1-40, with respect to all current and former employees.

5.10  Workers’ Compensation. No workers’ compensation or similar claims or actions are pending or threatened with respect to the Business, and Seller does not know of facts which would make such claims likely by past or present employees of Seller with respect to the Business, except for those claims listed on Schedule 5.5 for which Seller shall remain responsible.

5.11  Status of Assets. Except as set forth in Schedule 5.11, since July 28, 2007, (i) Seller has not removed or otherwise disposed of any assets from the Real Property (other than sales of inventory permitted pursuant to the LOI), and (ii) Seller has exercised commercially reasonable efforts to maintain and preserve the Assets in the ordinary course of business. Seller has not received any uncured citation, variance, or other notice to the effect that the facilities of the Business do not comply with applicable OSHA or other governmental laws or regulations.

5.12  Assumed Contracts. All of the Assumed Contracts shall be lawfully transferred to Buyer hereunder, subject to consents described in Schedule 5.6. There is no contest, claim, or right of set-off under the Assumed Contracts, other than rebates and returns in the ordinary course of business, except as set forth on Schedule 5.12. All Assumed Contracts are valid, binding, enforceable in accordance with their terms, and without known default or violation of law; and no uncured default nor event exists which upon the passage of time or the giving of notice would constitute a default thereunder by any party thereto. None of the Assumed Contracts are with the federal government or any subdivision thereof and subject to Executive Order 11246 (1965) or any similar law, regulation, order, or standard relating to “affirmative action” or similar programs or requirements relating to procurement or sales practices.

5.13  Taxes and Tax Returns. Seller has filed through the date hereof, and shall file for all periods through the date of Closing, all income, franchise, property, ad valorem, sales, payroll, withholding and other tax returns and other reports which they are required by law to file (collectively, the “Tax Returns”) and have paid or will pay all taxes which have become due pursuant to applicable law, to such Tax Returns, or to any assessment received by Seller (collectively, the “Taxes”). All such Tax Returns accurately reflect in all material respects the Taxes due and conform to applicable law. Seller has not received any notice of a proposed assessment of a Tax. The federal income tax returns of Seller have not been examined or audited by the Internal Revenue Service (the “IRS”) for any year since 1996. Seller has not (a) filed any consent or agreement under Section 341(f) of the Internal Revenue Code; (b) executed any waiver of statutes of limitation for federal income or other tax liability; (c) joined in the filing of consolidated returns for any year; or (d) been required to file a consolidated return in any year.

5.14  Intellectual Property and Software. Seller owns or possesses adequate title, license, or other right to use all Intellectual Property and Software without interference with or infringement on the rights of others. All such Intellectual Property and Software are transferable by Seller and Seller will transfer such Intellectual Property and Software to Buyer in connection herewith. To Seller’s knowledge, no one is currently, or has at any time in the past, infringed or otherwise interfered with any of such Intellectual Property or Software transferred to Buyer hereunder.

5.15  Status of Inventory. Seller has no consignment inventory with respect to the Business or located at the Real Property.

5.16  Environmental Matters. Except as described in Schedule 5.16, with respect to Parcel A (as described on Schedule 1.4), or as set forth in the Phase I provided by Mactec dated August 23, 2007 (the “Phase I”), to the knowledge of Seller for all times prior to May 2, 2000, and without regard to the knowledge of Seller for all times on or after May 2, 2000; and with respect to Parcel B (as described on Schedule 1.4), to the knowledge of Seller for all times prior to August 30, 1996, and without regard to the knowledge of Seller for all times on or after August 30, 1996, no conditions exist respecting Seller’s operations with respect to the Business, the Assets, or the Real Property: (a) which constitute an unlawful environmental condition; (b) which constitute a material violation of or require material remedial, investigative, monitoring, or other compliance activity pursuant to any environmental protection, antipollution, health, safety, nuisance, or related laws (whether common law, statutory law, ordinance, order, decree, rule, or regulation, including without limitation federal “SARA,” “RCRA,” “CERCLA,” Hazardous Materials Transportation Act, Federal Water Pollution Control Act, Clean Air Act, Clean Water Act, Toxic Substance Control Act, or Safe Drinking Water Act, and amendments thereto); (c) which involve the use, production, or possession and/or the presence or occurrence at, or runoff, drainage, removal, emission, leaching, disposal, or release from Seller’s operations with respect to the Business, the Real Property, or Assets of hazardous or regulated sludge, industrial waste, ash, asbestos, PCBs, chemicals, chemical, fluid, or solid containers, air-borne particulate pollutants, gases, fumes, or any other hazardous, dangerous, or regulated substances or pollutants emitting from or relating to Seller’s operations with respect to the Business, the Real Property, or Assets, any of which are in material violation of applicable laws, rules, regulations, ordinances, orders, or decrees, require present or future (based upon current law) material remedial actions, or require the expenditure of material sums in order to comply with laws, rules, regulations, ordinances, orders, or decrees in the event of demolition or remodeling of existing facilities or improvements; or (d) which presently constitute, or can reasonably be expected to constitute in the foreseeable future, a “loss contingency” as defined by the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board. Except as described in Schedule 5.16, all wastes, refuse, debris, sludge, ash, chemicals, and other byproducts of Seller’s operations with respect to the Business, the Real Property, and Assets have been collected, removed, stored, handled, transported, and disposed of in material compliance with all applicable laws, rules, regulations, ordinances, orders, or decrees, and to Seller’s knowledge all landfills or other disposal sites accepting same were at the time of acceptance and are at the time of Closing properly licensed to accept, store, and dispose of same, and no such disposal site has been identified as a “Superfund” or “CERCLA” site or, to Seller’s knowledge, is subject to investigation by any regulatory authority. There are no underground storage tanks of any nature at the Real Property, and Seller has no knowledge that there ever were any underground storage tanks of any nature at the Real Property. The Real Property is not used as a waste disposal or hazardous substance storage site, and to Seller’s knowledge, the Real Property was never used as a waste disposal or hazardous substances storage site. For purposes of this Section 5.16, violations, remedial actions, and other compliance activities shall be “material”, and Seller’s compliance shall not be “material”, if the losses, damages, liabilities, penalties, assessments, costs, fines, obligations, or expenses (including litigation expenses and reasonable attorneys fees) arising out of or related to all such violations, remedial actions and other compliance activities, and Seller’s noncompliance, shall exceed $5,000 in the aggregate, or if any such violations, remedial actions and other compliance activities, or Seller’s noncompliance, shall result in the cessation, restriction, or other limitation of Seller’s continuing operations at the Real Property.

5.17  Real Property.

(a)  There are no leases, tenancies, licenses or other rights of occupancy affecting the Real Property as of Closing, other than the lease agreement with the County of Edgefield, dated February 6, 1996.

(b)  There are no executory contracts, agreements, service contracts, repair agreements and warranty and guaranty rights, with respect to the Real Property.

(c)  There are no maintenance, management or other contracts or agreements affecting the Real Property except those which may be terminated without penalty on thirty (30) days notice or less, and Seller shall disclose and provide all contracts or agreements affecting the Real Property to the Real Estate LLC prior to Closing.

(d)  No person, firm, corporation or other entity has any right or option to lease or to acquire the Real Property or any portion thereof.

(e)  There is no pending condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof, nor to the best knowledge and belief of Seller, is any such proceeding or assessment contemplated or threatened by any governmental authority.

(f)  Seller has no knowledge, and has received no written notice, of any default or breach under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting the Real Property or any portion thereof which are to be performed or complied with by the owner of the Real Property.

(g)  To Seller’s knowledge, no portion of the Real Property is affected by any special assessments, whether or not a lien thereon, and no such assessment has been proposed to Seller’s knowledge. To Seller’s knowledge, there is no proceeding pending for the reduction of the assessed valuation of any portion of the Property.

(h)  All utility services necessary for the intended use of the Real Property (including without limitation, electric, gas, telephone, water and sewer service) are available to the Real Property, and Buyer Parties from and after the date of Closing will have the right to connect to and use all utility services without restriction, and all necessary easements to provide such utility services to the Real Property have been obtained.

(i)  To Seller’s knowledge, the Real Property is currently zoned for Seller’s current use, is in compliance with applicable zoning laws and ordinances. Seller has no knowledge of the status of such zoning is in question or subject to adverse change by the appropriate governmental authorities.

(j)  From the date that Seller originally acquired the real property (the “Original Real Estate”) used in the operation of the Business and the date of this Agreement, Seller has not transferred, assigned, or otherwise conveyed any portion of such Original Real Estate to any other party.

5.18  Pre-Closing Operations. (i) From July 28, 2007 until the date of Closing (the “Pre-Closing Period”), except for shipments (with notice to Buyer) of inventory to third-party customers of Seller with respect to the Business in the ordinary course of business to comply with the obligations of bona fide customer contracts entered into by Seller prior to July 28, 2007, Seller (x) ceased sales and deliveries of perennials and other saleable plants, (y) except as otherwise permitted in that certain Letter of Intent dated August 6, 2007, by and between Seller and Guarantor (the “LOI”), did not transfer any such sales or inventories to other facilities of Seller, and (z) maintained and preserved all such inventories in the ordinary course of business; and (ii) Seller swept customer and other locations to collect and deliver to the Real Property prior to Closing not fewer than 5,000 racks.

5.19  [RESERVED].

5.20  Brokerage. The Seller has not dealt with a broker, investment banker, or financial consultant in connection with this transaction, and no brokerage commission or similar payment, nor claim therefor, shall accrue or become payable to any person or entity respecting this transaction as a result of Seller’s actions.

5.21  Disclosures. To the knowledge of Seller, no representation or warranty of Seller contained in this Agreement or in any certificate furnished or to be furnished by or on behalf of Seller to Buyer Parties or their respective representatives in connection herewith or pursuant hereto, in each case as qualified in the disclosure schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

5.22  Knowledge. Notwithstanding anything to the contrary in this Agreement, all references contained in this Agreement, or contained in any certificate delivered or document executed by Seller and delivered pursuant to this Agreement, to the phrase “Seller’s knowledge” or “knowledge of Seller” or like expressions shall exclusively refer to the actual knowledge of Claudia Pieropan, Dave Kerr, Bill Bowers, and Hamp Holmes, and without any imputation of the knowledge of any other person or entity; provided, however, that the foregoing representations and warranties shall not in and of themselves create personal liability for such individuals.

5.23  No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5 RELATING TO THE ASSETS, SELLER MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5 RELATING TO THE ASSETS, AND SELLER’S OBLIGATIONS IN THIS AGREEMENT WITH RESPECT TO THE RACKS SOLD TO BUYER HEREUNDER, THE ASSESTS ARE USED AND BEING SOLD “AS IS WHERE IS” AND THE SELLER HEREBY DISCLAIMS THE WARRANTY OF MERCHANTABILITY AND FITNESS FOR USE FOR A PARTICULAR PURPOSE.

6.    Representations and Warranties of Buyer Parties. Buyer Parties hereby represent and warrant to Seller as follows:

6.1  Status and Standing of Buyer Parties. Each of Buyer Parties is a limited liability company, which is duly organized, validly existing, and in good standing under the laws of the State of South Carolina, and has all company power and authority to conduct its business as such business is now being conducted and is anticipated to be conducted as a result of this Agreement.

6.2  Authorization and Approval of Agreement. Each of Buyer Parties has taken all company action necessary to approve and authorize the execution and delivery of the Transaction Documents and consummation of the transactions contemplated hereby and thereby. Each of the representatives of Buyer Parties signing the Transaction Documents has full power and authority to execute the Transaction Documents in the indicated capacity and to consummate the transactions contemplated hereby and thereby. When executed and delivered by Buyer Parties, the Transaction Documents will constitute valid and binding obligations of Buyer Parties, enforceable in accordance with their terms and conditions. Neither the execution nor the delivery of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the terms and conditions hereof, will result in the breach by either of the Buyer Parties of, or will conflict with, any of the terms, conditions, or provisions of (a) either of the Buyer Parties’ articles of organization, operating agreement, or any other organizational or constitutive instrument, or (b) any agreement, order, judgment, permit, authorization, or instrument to which either of the Buyer Parties is a party, or by which either of them is bound, or constitute a default of such articles of organization, operating agreement, other organizational or constitutive instrument, agreement, order, judgment, permit, authorization, or instrument.

6.3  Consents. No consent of any third party is required in connection with Buyer’s acquisition of the Assets or Real Estate LLC’s acquisition of the Real Property hereunder, except as set forth in Exhibit 6.3; and to the extent so required, such consents shall be delivered by Buyer Parties to Seller at Closing, if any.

6.4  Litigation. No judicial, arbitration, administrative actions, or other legal proceedings are pending or, to the best of Buyer Parties’ knowledge, threatened that question the validity of this Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon Buyer Party’s ability to enter into this Agreement or perform its obligations hereunder.

6.5  Brokerage. Neither of the Buyer Parties has dealt with any broker, investment banker, or financial consultant in connection with this transaction, and no brokerage commission or similar payment, nor claim therefor, shall accrue or become payable to any person or entity respecting this transaction as a result of either of the Buyer Parties’ actions.

6.6  Buyer’s Independent Investigation. Buyer Parties acknowledge that they have exercised commercially reasonable efforts to conduct customary due diligence with respect to the Assets, the Assumed Contracts and the Real Property. Buyer Parties acknowledge the limitations on Seller’s representations and warranties set forth in Section 5.23.

6.7  Bulk Transfer Laws. Buyer Parties hereby waive compliance by Seller with any applicable UCC bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Assets, the Assumed Contracts or the Real Property. Pursuant to Section 8 Seller has agreed to indemnify Buyer Parties against any and all liabilities which may be asserted by any third-party creditors against Buyer Parties as a result of Seller’s noncompliance with any such applicable law.

7.    Cost and Expenses.

7.1  Transactional Costs. Seller and Buyer shall be responsible for their respective attorneys’ fees, accountants’ fees, experts’ fees, investment banker and financial consultant fees (if any), and other expenses incurred by them in connection with the negotiations and Closing of this transaction; provided however that in the event litigation or arbitration is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expenses or other direct costs of litigation or arbitration of the prevailing party shall be paid by the other party. Any environmental assessment, title examination, title insurance, or survey desired by Buyer Parties in connection with Closing shall be obtained at Buyer Parties’ expense, except as set forth in Section 3.4.7.

7.2  Documentary Stamps. Seller shall pay all documentary stamp taxes, transfer taxes, or filing fees which become due through the execution, delivery and/or recordation of any instruments of conveyance required to be executed or delivered by Seller under this Agreement, which amounts, if any, shall be deducted from the proceeds due to Seller at Closing.

7.3  Proration of Taxes and Charges. All real estate and personal property taxes, all public utility charges, rents and like charges (which are not terminated and paid as of Closing by Seller), if any, relating to the real and personal (tangible and intangible) property comprising the Assets, the Assumed Contracts and the Real Property shall be prorated on a per diem basis as of 11:59 p.m. on the date of Closing. If any such amounts have not been finally assessed or billed as of the date of Closing for the current period, then the same shall be adjusted at the Closing based upon the most recent bills therefor, and shall be re-adjusted when and if final bills are issued. If any bills for any such charges for periods prior to the Closing are not then available, then the parties shall make a reasonable estimate thereof for purposes of adjustments at the Closing, with such amounts to be re-adjusted between the parties within thirty (30) days of receipt of said bills.

7.4  Sales Taxes. Seller shall be responsible for, and shall pay, all sales, excise, or similar transfer taxes, if any, applicable to the sale of the Assets (including any vehicles) and Real Property as required herein.

8.    Indemnity Rights.

8.1  Indemnity Damages. For purposes hereof, the term “Indemnity Damages” shall mean all losses, damages, non-speculative lost profits, consequential and punitive damages, liabilities, claims, suits, demands, penalties, assessments, remedial costs, fines, obligations, causes of action, expenses, or costs (including litigation expenses and reasonable attorneys fees) with respect to which an indemnification right applies hereunder.

8.2  Seller’s Indemnification. Seller shall indemnify and hold each of the Buyer Parties and their respective officers, members, managers, employees, and agents (the “Seller Indemnitees”) harmless from any and all Indemnity Damages asserted against or incurred by the Seller Indemnitee as a result of (a) any breach of any representation or warranty made by Seller in this Agreement, (b) any breach by Seller, unless waived by Buyer Parties, as applicable, of any covenant or agreement of Seller contained in or arising out of this Agreement, (c) any liability or obligation relating to, resulting from or arising out of the Business, the Assets, the Assumed Contracts or the Real Property before the time of the completion of Closing, including without limitation the matters discussed on Schedules 5.4 and 5.5 and in the Phase I, (d) any failure by Seller to comply with Seller’s obligations, if any, under the Worker Adjustment Retraining and Notification Act (WARN Act), (e) the Bulk Transfer provisions of the Uniform Commercial Code or similar law of any applicable jurisdiction relating in any way to this Agreement, or (f) any of the Excluded Assets, Excluded Liabilities, and/or Excluded Business.

8.3  Buyer Parties’ Indemnification. Buyer Parties shall indemnify and hold Seller and its officers, shareholders, directors, managers, employees, and agents (the “Buyer Indemnitees”) harmless from any and all Indemnity Damages asserted against or incurred by the Buyer Indemnitee as a result of (a) any breach of any representation or warranty made by Buyer Parties in this Agreement, (b) any breach by Buyer Parties, unless waived by Seller, of any covenant or agreement of any Buyer Party contained in or arising out of this Agreement, or (c) any liability or obligation relating to, resulting from or arising out of the Assets, the Assumed Contracts or the Real Property on or after the time of the completion of Closing.

8.4  Provisions of General Application. With respect to any right of indemnification arising under this Agreement, the following provisions shall apply:

8.4.1  Procedures. The indemnified party and the indemnifying party agree to cooperate in the defense of any third party claim or action subject to this Section 8 to permit the cooperation and participation of the other parties in any such claim or action, and to promptly notify the other parties of the occurrence of any indemnified event or any material developments or amounts due respecting any indemnification event. All claims for indemnity hereunder shall be made in writing, and shall state with reasonable specificity the matter for which indemnification is sought.

8.4.2  No Implications. Neither the rights of any party to indemnification from another party nor the obligations of any party to indemnify another party, under this Agreement shall in any way imply or create, and each party specifically disclaims, any responsibility whatsoever by such party for any other party’s liabilities to any other person or entity or governmental body.

8.4.3  Settlement. No settlement of an action covered by this Section 8 shall be made without the prior written consent of each party to this Agreement, which consent shall not be unreasonably withheld; provided however, that anything in this Agreement to the contrary notwithstanding, (a) if a reasonable probability exists that a claim may materially and adversely affect an indemnified party other than as a result of monetary damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim in any reasonable manner, and (b) the indemnifying party shall not, without prior written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or which involves a remedy other than the payment of monetary damages. In any event, all parties hereto shall retain the right to participate in the prosecution and/or defense of any such actions; and the party prosecuting and/or defending such action shall act reasonably and in accordance with good business judgment giving due recognition to the interests of the other parties to this Agreement.

8.5  Limitations. Anything contained in this Agreement to the contrary notwithstanding: (a) Seller shall not be liable for any claim for Indemnity Damages under Section 8.2(a) asserted by the Seller Indemnitees after the eighteen (18) month anniversary of the date of Closing; provided however, that the Seller Indemnitees shall be entitled to pursue after such date any such claim that was properly asserted prior to such date; (b) Seller’s aggregate liability for such indemnification claims for a breach of a representation or warranty under Section 8.2(a) shall not exceed Two Million and No/100 Dollars ($2,000,000.00); and (c) Seller shall not become liable for any Indemnity Damages under Section 8.2(a) unless and until the aggregate of all such claims exceeds Fifteen Thousand and No/100 Dollars ($15,000.00), but thereafter the indemnifying parties shall be liable to the full extent of such claims (including the first $15,000.00 of such claims) up to the amount limitation in Section 8.5(b) above in the aggregate. The limitations of this Section 8.5 shall apply to all claims for indemnification under Section 8.2(a) except: (x) claims arising out of Seller’s actual fraud; (y) a representation or warranty that Seller knew at the date of this Agreement was false; and (z) claims arising under Sections 5.4, 5.5, 5.13, or 5.16.

8.6  Exclusive Remedy. The indemnification remedies provided in this Section 8 shall be the exclusive remedies for monetary damages available to the parties following the Closing with respect to any claims under this Agreement including, without limitation, any claims for breach of any representation, warranty, covenant or agreement made by the parties in this Agreement, except for claims of fraud. Such limitations shall not impair the rights of any of the parties: to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement or any bill of sale, assignment, other transfer document, assumption, consent, or other agreement to be delivered at Closing hereunder.

8.7  Mitigation. In the event any party suffers any Indemnity Damages for which such party would be entitled to indemnification under Section 8, such party shall be obligated to use commercially reasonable efforts to mitigate the extent of any such Indemnity Damages. A party shall be responsible for that portion of any Indemnity Damages that results from such party’s failure to use commercially reasonable efforts to mitigate the extent of such Indemnity Damages.

8.8  Insurance Coverage. The amount of any Indemnity Damages shall be reduced by any net amount actually received (after taking into account any cost or expenses (including without limitation attorneys’ fees) incurred in connection with obtaining such amounts, and adjusting for any increase in premiums resulting from such insurance claims) by a Buyer Indemnitee or Seller Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor; provided however, that: (a) this Section shall not apply to the extent it conflicts with, is prohibited by, or would invalidate, any such insurance policy; (b) collection of such insurance proceeds or other amounts shall not be a condition precedent to asserting or collecting such indemnification; and (c) such insurance proceeds or other amounts shall not affect or be applied towards the maximum liability established in Section 8.5. If a Buyer Indemnitee or Seller Indemnitee makes a claim for indemnification under this Section 8, such Buyer Indemnitee or Seller Indemnitee shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee or Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Indemnity Damages at any time subsequent to any indemnification provided pursuant to this Section 8, then such Buyer Indemnitee or Seller Indemnitee shall promptly reimburse Seller or Buyer Parties, as applicable, for any payment made or expense incurred by Seller or Buyer Parties, respectively, in connection with providing such indemnification up to such amount received by Buyer Indemnitee or Seller Indemnitee, but net of any costs and expenses (including without limitation attorneys’ fees) incurred by such Buyer Indemnitee or Seller Indemnitee in collecting such amount, and adjusting for any increase in premiums resulting from any such insurance claims.

8.9  Tax Benefits. Any indemnity amounts payable to or on behalf of a Buyer Indemnitee or Seller Indemnitee pursuant to this Agreement shall be reduced by the net present value of any realizable, actual tax benefit arising from the claim, loss or damage for which the indemnity is being paid, including any increase in deductions, credits or losses of Buyer Indemnitee or Seller Indemnitee (or any respective affiliate). The net present value of such tax benefit shall be calculated using a discount rate equal to the mid-term applicable federal rate in effect on the day on which the indemnification payments are due, and the combined marginal tax rate for applicable U.S. federal, foreign, state and local income taxes for the Buyer Indemnitee or Seller Indemnitee (or its respective affiliate, as the case may be), as applicable.

9.    [RESERVED].

10.          Miscellaneous.

10.1  Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto (which are incorporated herein by reference and expressly made a part hereof), embodies the entire Agreement and understanding between the Parties hereto as to the matters herein addressed and supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation the LOI.

10.2  No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

10.3  Amendment. No provision of this Agreement or any document or instrument relating to the Agreement may be amended, modified, supplemented, changed, waived, discharged, or terminated unless the parties hereto consent thereto in writing.

10.4  Notices. All notices, requests, approvals, consents, demands and other communication provided for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective party at the address set forth below:

Buyer, Real Estate LLC, and Guarantor:	Layman Wholesale Nurseries, Inc.
73 Green House Road
Trenton, South Carolina 29847
ATTN: Barrett W. Layman, Sr.

Copy To:	NEXSEN PRUET, LLC
1230 Main Street, Suite 700
Post Office Drawer 2426
Columbia, South Carolina 29202
ATTN: G. Marcus Knight, Esquire

Seller	Hines Horticulture, Inc.
12621 Jeffrey Road
Irvine, California 92620
ATTN: Claudia Pieropan
Chief Financial Officer

Copy To:	Paul, Hastings, Janofsky & Walker LLP
695 Towne Center Drive
17th Floor
Costa Mesa, California 92626
ATTN: Stephen D. Cooke, Esquire

A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand, or other communication shall be effective upon the first to occur of the following: (i) when delivered to the party to whom such notice, request, approval, consent, demand, or other communication is being given, or (ii) three (3) business days after being duly deposited in the U.S. mail, certified, return receipt requested, to the address set forth above.

10.5  Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.6  Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties hereto, and any such purported assignment by any party without such consent shall be void; provided, however, that the assignment of any rights or duties under this Agreement by one or both of Buyer Parties to Layman Wholesale Nurseries, Inc. or any entity that is controlled, directly or indirectly, by Barrett W. Layman, Sr., shall not require the consent of Seller.

10.7  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

10.8  Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

10.9  Arbitration. The parties hereto consent to jurisdiction, subject to proper service of process, regarding any disputes arising hereunder in the federal or state courts for South Carolina; provided however, that the following shall apply: If a dispute, controversy or claim (whether based upon contract, tort, statute, common law, or otherwise) (collectively a “Dispute”) arises from or relates directly or indirectly to the subject matter hereof, and if the Dispute cannot be settled within fifteen (15) calendar days through direct discussions between the parties, any unresolved Dispute thereafter shall be settled by binding arbitration conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) and judgment on the award rendered by the arbitrator, after the review rights set forth below (if any) have been exhausted, may be entered in any court having jurisdiction as set forth above; provided however, that unless otherwise agreed as set forth below, the arbitration shall not be administered by the AAA; and provided further however, that if the underlying claim involves a third party as a necessary party to such proceedings, and such third party is not obligated, or does not agree, to arbitration hereunder, then the parties shall be entitled to resolve the Dispute in such forum as is appropriate to include such third party in the proceedings, and the parties hereto shall waive their respective rights to demand arbitration of the Dispute as set forth herein. The arbitration proceedings shall be conducted in Columbia, South Carolina on an expedited basis before a neutral arbitrator (or three arbitrators if the Rules call for multiple arbitrators). Each arbitrator shall be an attorney with excellent academic and professional credentials, who (i) is an active or retired member of the Bar of the State of South Carolina, (ii) has been actively engaged in the practice of corporate and commercial law (including mergers and acquisitions) in South Carolina for at least fifteen (15) years, (iii) has substantial experience in the subject matter of this Agreement, and (iv) has no attorney-client, familial, or pecuniary relationship to the parties; provided however, that such arbitrator is not required to be listed by AAA as an approved arbitrator. If the Rules call for three arbitrators, each of the parties shall within twenty (20) days after institution of the arbitration designate one arbitrator and the two designated arbitrators shall jointly designate the third arbitrator. If the Rules call for one arbitrator, each of the parties shall designate one arbitrator and the two designated arbitrators shall not serve but shall jointly designate a third arbitrator who shall serve as the single arbitrator. If in either case the two arbitrators designated by the parties are unable to designate the third arbitrator within ten (10) days, the third arbitrator shall be designated by the chief administrative judge for Richland County, South Carolina Circuit Court upon request made by either party after the expiration of such ten-day period. Any attorney who serves as an arbitrator shall be compensated at a rate equal to his or her current regular hourly billing rate if he or she is currently practicing, and a reasonable hourly rate if not currently practicing. Unless otherwise ordered by the arbitrators, pre-hearing discovery in the arbitration proceeding shall be restricted to the following: (a) three depositions by each party (plus one additional deposition by each party for each expert witness used by the other party); (b) two submissions of written interrogatories by each party not to exceed fifty total interrogatories, including subparts; (c) two requests for production of documents by each party; (d) two submissions of requests to admit by each party not to exceed thirty total requests to admit; and (e) such similar discovery respecting any third party which is a party to the proceeding (for purposes of such limitations on discovery, all of the Buyer Parties and Guarantor shall be deemed one party). All such pre-hearing discovery must be completed within one hundred twenty (120) days after the appointment of the arbitrators, unless otherwise ordered by the arbitrators. All hearings conducted by the arbitration panel shall be recorded by a court report for purposes of preparing a transcript, but a transcript will not be prepared unless requested by a party for purposes of a review panel as described below. Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law, provided that such findings may be in summary form. In the event that the arbitrator’s award involves the award or denial of monetary damages exceeding $250,000 or relief other than monetary damages, then either party may seek expedited review of the arbitrator ’s award before an arbitration review panel comprised of three arbitrators selected and qualified in the same manner as the initial arbitrator(s) (as set forth above) by submitting a written request to the initial arbitrators and the other party. The right of review shall be deemed waived unless requested in writing within five (5) days of the receipt by the party seeking review of the initial arbitrator’s award. The arbitration review panel shall be entitled to review all findings of fact and conclusions of law in whatever manner it deems appropriate (but such review will not include a de novo factual hearing) and may modify the award of the initial arbitrator(s) in its discretion, and must be completed within one hundred twenty (120) days after the review is requested. The prevailing party in any arbitration proceeding shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys’ and arbitrators’ fees) related to the entire arbitration proceeding (including review if applicable). Upon request of either party, the arbitrator(s) may require that the subject arbitration proceedings be kept confidential and no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final. If recommended by the initial or review arbitrators, the parties shall designate an organization (but not AAA unless both parties agree) to administer the arbitration in the manner that the AAA would administer the arbitration, and if the parties do not agree on the designation of an organization within ten (10) days the arbitrators shall designate the organization (but not AAA). A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency or other exigent situation, but responsibility for resolution of the Dispute shall be appropriately transferred to the arbitrator(s) upon appointment in accordance with the provisions hereof.

10.10  Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as “hereof,” “hereunder,” “hereto,” “herein,” “above”, “below”, and words of similar import shall refer to this Agreement in its entirety; and all references to “Articles,” “Paragraphs,” “Sections,” “Exhibits,” and “Schedules,” and similar cross references shall refer to specified portions of this Agreement unless the context clearly requires otherwise.

10.11  Further Instruments and Acts. From time to time at a party’s request, whether at or after Closing and without further consideration, the other party(ies) shall execute and deliver such further instruments of conveyance, transfer, and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred, and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property. In addition, each party agrees to reasonably cooperate in resolving any matters resulting from the transactions contemplated hereby.

10.12  Remedies. Upon any breach or other violation of this Agreement, the parties hereto shall be entitled to exercise any and all rights and remedies contained herein or now or hereinafter existing and available at law, in equity, by statute, or otherwise. No right or remedy herein conferred upon a party is intended to be exclusive of any other right or remedy contained herein; and every such right or remedy shall be cumulative and shall be in addition to every other right or remedy contained herein or now or hereafter existing and available at law, in equity, by statute, or otherwise. In connection with the seeking of any non-monetary equitable relief, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any competent court having jurisdiction over the parties (subject to the provisions of Section 10.9 above).

[SIGNATURE PAGE ATTACHED]

IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement on or about August 29, 2007, to be legally binding and effective as of the date first above written.

BUYER:

Palmetto Perennials, LLC

By: /s/ Barrett W. Layman, Sr.
Barrett W. Layman, Sr.
Manager and President

REAL ESTATE LLC:

Layman Holdings, LLC

By: /s/ Barrett W. Layman, Sr.
Barrett W. Layman, Sr.
Manager and President

SELLER:

Hines Nurseries, Inc.

By: /s/ Claudia Pieropan
Claudia Pieropan
Chief Financial Officer

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